EXHIBIT 99





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                               CEL-SCI CORPORATION

                                  Common Stock

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      This Prospectus relates to shares (the "Shares") of common stock (the "Common Stock") of CEL-SCI Corporation which may be issued pursuant to certain employee incentive plans adopted by CEL-SCI. The employee incentive plans provide for the grant, to selected employees of CEL-SCI and other persons, of either stock bonuses or options to purchase shares of CEL-SCI's Common Stock. Persons who received Shares pursuant to the Plans and who are offering such Shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

      CEL-SCI has Incentive Stock Option Plans, Non-Qualified Stock Option Plans and Stock Bonus Plans. In some cases the plans described above are collectively referred to as the "Plans". The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and the stock bonus or stock option agreements between CEL-SCI and the Plan participants.

      The Selling Shareholders may offer the shares from time to time in negotiated transactions in the over-the-counter market, at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution".

      None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by CEL-SCI. CEL-SCI has agreed to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisers to the Selling Shareholders). CEL-SCI has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").


                      The date of this Prospectus is __________, 2004.

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                              AVAILABLE INFORMATION

      CEL-SCI is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning CEL-SCI can be inspected and copied at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549. Certain information concerning CEL-SCI is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which CEL-SCI has filed with the Commission under the Securities Act and to which reference is hereby made.

                       DOCUMENTS INCORPORATED BY REFERENCE

      CEL-SCI will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus). Requests should be directed to:

                               CEL-SCI Corporation
                           8229 Boone Blvd., Suite 802
                             Vienna, Virginia 223l4
                                 (703) 506-9460
                              Attention: Secretary

      The following documents filed with the Commission by CEL-SCI (Commission File No. 0-11503) are hereby incorporated by reference into this Prospectus:

         (1) CEL-SCI's Annual Report on Form 10-K for the fiscal year ended September 30, 2003;

         (2) CEL-SCI's Annual Report on Form 10-K/A for the fiscal year ended September 30, 2003;

         (3) CEL-SCI's report on Form 10-Q for the quarter ended December 31, 2003;

         (4) CEL-SCI's report on Form 10-Q for the quarter ended March 31, 2004;

         (5) Proxy Statement relating to the May 6, 2004 Annual Meeting of Shareholders.

      All documents filed with the Commission by CEL-SCI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is

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deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



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                                TABLE OF CONTENTS
                                                                    PAGE

THE COMPANY ........................................................  5

RISK FACTORS........................................................  6

COMPARATIVE SHARE DATA .............................................  9

USE OF PROCEEDS .................................................... 11

SELLING SHAREHOLDERS ............................................... 11

PLAN OF DISTRIBUTION ............................................... 14

DESCRIPTION OF COMMON STOCK ........................................ 14

GENERAL ............................................................ 15



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PROSPECTUS SUMMARY

      THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

      CEL-SCI Corporation was formed as a Colorado corporation in 1983. CEL-SCI is involved in the research and development of certain drugs and vaccines. MULTIKINE(R), CEL-SCI's first and main product, uses CEL-SCI's proprietary cell culture technologies. CEL-SCI is testing MULTIKINE to determine if it is effective in creating an anti-cancer immune response in head and neck cancer patients, and in HIV-infected women with Human Papilloma Virus induced cervical dysplasia, the precursor stage before the development of cervical cancer. MULTIKINE has been shown to induce both an anti-cancer immune response and to significantly increase the susceptibility of tumor cells to radiation therapy.

      LEAPS, another technology of CEL-SCI, is being tested by CEL-SCI to determine if it is effective in developing potential treatments and/or vaccines against various diseases. Present target diseases are herpes simplex, malaria and autoimmune myocarditis.

      Using the LEAPS technology, CEL-SCI discovered a peptide, named CEL-1000, which is currently being tested in animals for the prevention/treatment of herpes simplex, malaria, viral encephalitis, smallpox, vaccinia and a number of other indications. CEL-1000 is also being tested as a bio-terrorism agent by the National Institute of Allergy and Infectious Diseases and by the U.S. Army Research Institute of Infectious Diseases.

      Before human testing can begin with respect to a drug or biological product, preclinical studies are conducted in laboratory animals to evaluate the potential efficacy and the safety of a product. Human clinical studies generally involve a three-phase process for marketing approval and a possible fourth phase of post-approval studies. The initial clinical evaluation, Phase I, consists of administering the product and testing for safe and tolerable dosage levels. Phase II trials continue the evaluation of safety and determine the appropriate dosage for the product, identify possible side effects and risks in a larger group of subjects, and provide preliminary indications of efficacy. Phase III trials consist of testing for actual clinical efficacy within an expanded group of patients at geographically dispersed test sites. Phase IV clinical trials are performed if the FDA requires or a company wishes to pursue them. Phase IV studies generally confirm the effectiveness or safety information about the product.

      CEL-SCI has completed Phase II clinical trials with MULTIKINE and believes that it has compiled sufficient data and clinical information to justify a Phase III clinical trial for head and neck cancer. CEL-SCI plans to meet with FDA in 2004 to discuss such a trial. Depending on the FDA's review of CEL-SCI's data, the FDA may require additional Phase II trials or may authorize a Phase III clinical trial. CEL-SCI's LEAPS technology is in the pre-clinical stage.

      CEL-SCI has funded the costs associated with the clinical trials relating to CEL-SCI's technologies, research expenditures and CEL-SCI's administrative

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expenses with the public and private sales of CEL-SCI's securities and borrowings from third parties, including affiliates of CEL-SCI.

    All of CEL-SCI's products are in the development stage. As of June 15, 2004 CEL-SCI was not receiving any revenues from the sale of MULTIKINE or any other products which CEL-SCI was developing.

      CEL-SCI does not expect to develop commercial products for several years, if at all. CEL-SCI has had operating losses since its inception, had an accumulated deficit of approximately $(88,865,000) at March 31, 2004, and expects to incur substantial losses for the foreseeable future.

      CEL-SCI's executive offices are located at 8229 Boone Blvd., #802, Vienna, Virginia 22182, and its telephone number is (703) 506-9460.

       As of June 15, 2004 CEL-SCI had 72,023,596 outstanding shares of common stock.

                                  RISK FACTORS

      Investors should be aware that this offering involves the risks described below, which could adversely affect the price of CEL-SCI's common stock. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in the shares offered by this prospectus.

RISKS RELATED TO CEL-SCI

Since CEL-SCI Has Earned Only Limited Revenues and Has a History of Net Losses, CEL-SCI Will Require Additional Capital to Remain in Operation.

      CEL-SCI has had only limited revenues since it was formed in 1983. Since the date of its formation and through March 31, 2004 CEL-SCI incurred net losses of approximately $(88,865,000). During the years ended September 30, 2001, 2002 and 2003 CEL-SCI suffered losses of $(10,733,679), $(8,342,244) and $(6,371,498)
respectively. During the six months ended March 31, 2004 CEL-SCI lost $(2,311,366). CEL-SCI has not derived any revenue from the sale of its products. CEL-SCI has relied principally upon the proceeds of public and private sales of securities and convertible notes to finance its activities to date. All of CEL-SCI's potential products are in the early stages of development, and any commercial sale of these products will be many years away. Accordingly, CEL-SCI expects to incur substantial losses for the foreseeable future. There can be no assurance CEL-SCI will be profitable.

Since CEL-SCI does not intend to pay dividends on its common stock, any return to investors will come only from potential increases in the price of CEL-SCI's common stock.

      At the present time, CEL-SCI intends to use available funds to finance CEL-SCI's operations. Accordingly, while payment of dividends rests within the

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discretion of the Board of Directors, no common stock dividends have been declared or paid by CEL-SCI and CEL-SCI has no intention of paying any common stock dividends.

If Cel-Sci cannot obtain additional capital, Cel-Sci may have to postpone development and research expenditures which will delay Cel-Sci's ability to produce a competitive product. Delays of this nature may depress the price of CEL-SCI's common stock.

      Clinical and other studies necessary to obtain approval of a new drug can be time consuming and costly, especially in the United States, but also in foreign countries. CEL-SCI's estimates of the costs associated with future clinical trials and research may be substantially lower than the actual costs of these activities. The different steps necessary to obtain regulatory approval, especially that of the Food and Drug Administration, involve significant costs and may require several years to complete. CEL-SCI expects that it will need substantial additional financing over an extended period of time in order to fund the costs of future clinical trials, related research, and general and administrative expenses. Although CEL-SCI's equity line of credit agreement is expected to be a source of funding, the amounts which CEL-SCI is able to draw from the equity line during each drawdown period are limited and may not satisfy CEL-SCI's capital needs.

      The extent of CEL-SCI's clinical trials and research programs are primarily based upon the amount of capital available to CEL-SCI and the extent to which CEL-SCI has received regulatory approvals for clinical trials. CEL-SCI is unable to estimate the future costs of clinical trials since CEL-SCI has not yet met with the FDA to discuss the design of future clinical trials; and until the scope of future clinical trials is known, CEL-SCI will not be able to price any trials with clinical trial organizations.

      Over the past three years CEL-SCI's research and development expenditures have decreased, due in part to the capital available to CEL-SCI. The inability of CEL-SCI to conduct clinical trials or research, whether due to a lack of capital or regulatory approval, will prevent CEL-SCI from completing the studies and research required to obtain regulatory approval for any products which CEL-SCI is developing.

      To raise additional capital CEL-SCI will most likely sell shares of its common stock or securities convertible into common stock at prices that may be below the prevailing market price of CEL-SCI's common stock at the time of sale. The issuance of additional shares will have a dilutive impact on other stockholders and could have a negative effect on the market price of CEL-SCI's common stock. Since April 2001 CEL-SCI has sold approximately 28,000,000 shares of its common stock to private investors at prices that were between 7% and 30% below the market price of CEL-SCI's common stock at the time of sale.

      Any failure to obtain or any delay in obtaining required regulatory approvals may adversely affect the ability of CEL-SCI or potential licensees to successfully market any products they may develop.

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MULTIKINE is made from components of human blood which involves inherent risks that may lead to product destruction or patient injury which could materially harm CEL-SCI's financial results, reputation and stock price.

      MULTIKINE is made, in part, from components of human blood. There are inherent risks associated with products that involve human blood such as possible contamination with viruses, including Hepatitis or HIV. Any possible contamination could require CEL-SCI to destroy batches of MULTIKINE or cause injuries to patients who receive the product thereby subjecting CEL-SCI to possible financial losses and harm to its business.

Although CEL-SCI has product liability insurance for MULTIKINE, the successful prosecution of a product liability case against CEL-SCI could have a materially adverse effect upon its business if the amount of any judgment exceeds CEL-SCI's insurance coverage.

      Although no claims have been brought to date, participants in CEL-SCI's clinical trials could bring civil actions against CEL-SCI for any unanticipated harmful effects arising from the use of MULTIKINE or any drug or product that CEL-SCI may try to develop. Although CEL-SCI believes its insurance coverage of $2,000,000 per claim is adequate, the defense or settlement of any product liability claim could adversely affect CEL-SCI even if the defense and settlement costs did not exceed CEL-SCI's insurance coverage.

CEL-SCI's directors are allowed to issue shares of preferred stock with provisions that could be detrimental to the interests of the holders of CEL-SCI's common stock.

      The provisions in CEL-SCI's Articles of Incorporation relating to CEL-SCI's Preferred Stock would allow CEL-SCI's directors to issue Preferred Stock with rights to multiple votes per share and dividend rights which would have priority over any dividends paid with respect to CEL-SCI's Common Stock. The issuance of Preferred Stock with such rights may make more difficult the removal of management even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

RISKS RELATED TO GOVERNMENT APPROVALS

CEL-SCI's product candidates must undergo rigorous preclinical and clinical testing and regulatory approvals, which could be costly and time-consuming and subject CEL-SCI to unanticipated delays or prevent CEL-SCI from marketing any products.

      Therapeutic agents, drugs and diagnostic products are subject to approval, prior to general marketing, by the FDA in the United States and by comparable agencies in most foreign countries. Before obtaining marketing approval, CEL-SCI's product candidates must undergo rigorous preclinical and clinical testing which is costly and time consuming and subject to unanticipated delays. There can be no assurance that such approvals will be granted.

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      CEL-SCI cannot be certain when or under what conditions it will undertake further clinical trials, including a Phase III program for MULTIKINE. The clinical trials of CEL-SCI's product candidates may not be completed on schedule, and the FDA or foreign regulatory agencies may order CEL-SCI to stop or modify its research or these agencies may not ultimately approve any of CEL-SCI's product candidates for commercial sale. Varying interpretations of the data obtained from pre-clinical and clinical testing could delay, limit or prevent regulatory approval of CEL-SCI's product candidates. The data collected from CEL-SCI's clinical trials may not be sufficient to support regulatory approval of its various product candidates, including MULTIKINE. For example, MULTIKINE is now being made by a process that was different from the process tested in many of CEL-SCI's clinical studies to date. It is possible that the FDA will require CEL-SCI to conduct additional studies to demonstrate that the MULTIKINE that it plans to use for its Phase III program is the same as the product previously tested in CEL-SCI's phase II studies. Even if CEL-SCI believes the data collected from its clinical trials are sufficient, the FDA has substantial discretion in the approval process and may disagree with CEL-SCI's interpretation of the data. In this regard, the FDA is aware of Phase II clinical study results from US and Canadian studies, but not results from foreign trials. The foreign data comprises approximately 75% of the subjects participating in CEL-SCI's Phase II program. CEL-SCI can make no assurances that the FDA will accept the data from its foreign studies or that the agency would not require CEL-SCI to conduct more Phase II studies before beginning Phase III trials. CEL-SCI's failure to adequately demonstrate the safety and efficacy of any of its product candidates would delay or prevent regulatory approval of its product candidates, which could prevent CEL-SCI from achieving profitability.

      The requirements governing the conduct of clinical trials, manufacturing, and marketing of CEL-SCI's product candidates, including MULTIKINE, outside the United States vary widely from country to country. Foreign approvals may take longer to obtain than FDA approvals and can require, among other things, additional testing and different trial designs. Foreign regulatory approval processes include all of the risks associated with the FDA approval processes. Some of those agencies also must approve prices for products. Approval of a product by the FDA does not ensure approval of the same product by the health authorities of other countries. In addition, changes in regulatory policy in the US or in foreign countries for product approval during the period of product development and regulatory agency review of each submitted new application may cause delays or rejections.

      In addition to conducting further clinical studies of MULTIKINE and CEL-SCI's other product candidates, CEL-SCI also must undertake the development of its manufacturing process and optimize its product formulations. CEL-SCI is continuing, for example, to develop MULTIKINE to decrease or further characterize the amount of DNA in MULTIKINE and to develop ways of better measuring the amount of DNA in the product. CEL-SCI can make no assurances that it will succeed in decreasing the amount of DNA in MULTIKINE to a level that is acceptable for product approval or that it can develop a method of measuring the amount of DNA that the FDA accepts as suitable for approving the marketing of the product.

      CEL-SCI has only limited experience in filing and pursuing applications necessary to gain regulatory approvals, which may impede its ability to obtain timely approvals from the FDA or foreign regulatory agencies, if at all. CEL-SCI

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will not be able to commercialize MULTIKINE and other product candidates until it has obtained regulatory approval, and any delay in obtaining, or inability to obtain, regulatory approval could harm its business. In addition, regulatory authorities may also limit the types of patients to which CEL-SCI or others may market MULTIKINE or CEL-SCI's other products.

Even if CEL-SCI obtains regulatory approval for its product candidates, CEL-SCI will be subject to stringent, ongoing government regulation.

      Even if CEL-SCI's products receive regulatory approval, either in the United States or internationally, it will continue to be subject to extensive regulatory requirements. These regulations are wide-ranging and govern, among other things:

o     product design, development, manufacture and testing;
o     adverse drug experience and other reporting regulations;
o     product advertising and promotion;
o     product manufacturing, including good manufacturing practice requirements;
o     record keeping requirements;
o registration of CEL-SCI's establishments with the FDA and certain state agencies
o     product storage and shipping;
o     drug sampling and distribution requirements;
o     electronic record and signature requirements; and
o     labeling changes or modifications.

      CEL-SCI and any third-party manufacturers or suppliers must continually adhere to federal regulations setting forth requirements, known as current Good Manufacturing Practices, or cGMPs, and their foreign equivalents, which are enforced by the FDA and other national regulatory bodies through their facilities inspection programs. If CEL-SCI's facilities, or the facilities of its manufacturers or suppliers, cannot pass a pre-approval plant inspection, the FDA will not approve the marketing application of CEL-SCI's product candidates. In complying with cGMP and foreign regulatory requirements, CEL-SCI and any of its potential third-party manufacturers or suppliers will be obligated to expend time, money and effort in production, record-keeping and quality control to ensure that its products meet applicable specifications and other requirements. State regulatory agencies and the regulatory agencies of other countries have similar requirements.

      CEL-SCI entered into an agreement with Cambrex Bio Science, Inc. whereby Cambrex agreed to provide CEL-SCI with a facility for the periodic manufacturing of MULTIKINE in accordance with the cGMPs established by FDA regulations. This agreement expires on December 31, 2006. If the Cambrex facility were not available for the production of MULTIKINE, CEL-SCI estimates that it would take approximately six to ten months to find or build an alternative manufacturing facility for MULTIKINE. CEL-SCI does not know what cost it would incur to obtain an alternative source of MULTIKINE.

      If CEL-SCI does not comply with regulatory requirements at any stage, whether before or after marketing approval is obtained, it may be subject to criminal prosecution, seizure, injuction, fines, or be forced to remove a product from the market or experience other adverse consequences, including restrictions or delays in obtaining regulatory marketing approval, which could materially harm CEL-SCI's financial results, reputation and stock price. Additionally, CEL-SCI may not be able to obtain the labeling claims necessary or desirable for product promotion. CEL-SCI may also be required to undertake post-marketing trials. In addition, if CEL-SCI or other parties identify adverse effects after any of CEL-SCI's products are on the market, or if manufacturing problems occur, regulatory approval may be withdrawn and CEL-SCI may be required to reformulate its products, conduct additional clinical trials, make changes in its product's labeling or indications of use, or submit additional marketing applications to support these changes. If CEL-SCI encounters any of the foregoing problems, its business and results of operations will be harmed and the market price of our common stock may decline.

      Also, the extent of adverse government regulations which might arise from future legislative or administrative action cannot be predicted. Without government approval, CEL-SCI will be unable to sell any of its products.

RISKS RELATED TO INTELLECTUAL PROPERTY

CEL-SCI may not be able to achieve or maintain a competitive position and other technological developments may result in CEL-SCI's proprietary technologies becoming uneconomical or obsolete.

      The biomedical field in which CEL-SCI is involved is undergoing rapid and significant technological change. The successful development of therapeutic agents from CEL-SCI's compounds, compositions and processes through CEL-SCI-financed research, or as a result of possible licensing arrangements with pharmaceutical or other companies, will depend on its ability to be in the technological forefront of this field.

      Many pharmaceutical and biotechnology companies are developing products for the prevention or treatment of cancer and infectious diseases including Introgen Therapeutics, Inc. and ImClone Systems, Inc. which are currently developing drugs for head and neck cancer. Both Introgen and ImClone, as well as many other companies working on drugs designed to prevent, cure or treat cancer, have substantial financial, research and development, and marketing resources and are capable of providing significant long-term competition either by establishing in-house research groups or by forming collaborative ventures with other entities. In addition, smaller companies and non-profit institutions are active in research relating to cancer and infectious diseases and are expected to become more active in the future.

CEL-SCI's patents might not protect CEL-SCI's technology from competitors, in which case CEL-SCI may not have any advantage over competitors in selling any products which it may develop.

      Certain aspects of CEL-SCI's technologies are covered by U.S. and foreign patents. In addition, CEL-SCI has a number of patent applications pending. There is no assurance that the applications still pending or which may be filed in the

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future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford CEL-SCI. Disputes may arise between CEL-SCI and others as to the scope and validity of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that CEL-SCI will be in a position, or will deem it advisable, to carry on such a defense. Other private and public concerns, including universities, may have filed applications for, or may have been issued, patents and are expected to obtain additional patents and other proprietary rights to technology potentially useful or necessary to CEL-SCI. The scope and validity of such patents, if any, the extent to which CEL-SCI may wish or need to acquire the rights to such patents, and the cost and availability of such rights are presently unknown. Also, as far as CEL-SCI relies upon unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology. CEL-SCI's first MULTIKINE patent expired in 2000. Since CEL-SCI does not know if it will ever be able to sell MULTIKINE on a commercial basis, CEL-SCI cannot predict what effect the expiration of this patent will have on CEL-SCI. Notwithstanding the above, CEL-SCI believes that trade secrets and later issued patents will protect the technology associated with MULTIKINE.

RISKS RELATED TO THIS OFFERING

Since the market price for CEL-SCI's common stock is volatile, investors in this offering may not be able to sell any of CEL-SCI's shares at a profit.

      The market price of CEL-SCI's common stock, as well as the securities of other biopharmaceutical and biotechnology companies, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. During the twelve months ended March 31, 2004 CEL-SCI's stock price has ranged from a low of $0.20 per share to a high of $1.75 per share. Factors such as fluctuations in CEL-SCI's operating results, announcements of technological innovations or new therapeutic products by CEL-SCI or its competitors, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed by CEL-SCI or other biotechnology and pharmaceutical companies, and general market conditions may have a significant effect on the future market price of CEL-SCI's common stock.

Shares issuable upon the exercise of options and warrants, or as a result of sales made in connection with the equity line of credit may substantially increase the number of shares available for sale in the public market and may depress the price of CEL-SCI's common stock.

      CEL-SCI has outstanding options and warrants which allow the holders to acquire up to 14,788,126 additional shares of CEL-SCI's common stock. Until the options and warrants expire, the holders will have an opportunity to profit from any increase in the market price of CEL-SCI's common stock without assuming the risks of ownership. Holders of the options and warrants may exercise or convert these securities at a time when CEL-SCI could obtain additional capital on terms more favorable than those provided by the options. The exercise of the options

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and warrants will dilute the voting interest of the owners of presently outstanding shares of CEL-SCI's common stock. The sale of the shares of common stock issuable upon the exercise of the options and warrants could adversely affect the market price of CEL-SCI's stock.

      In addition, an unknown number of shares of common stock are issuable under a equity line of credit arrangement to Rubicon Group Ltd. As CEL-SCI sells shares of its common stock to Rubicon Group under the equity line of credit, and Rubicon Group sells the common stock to third parties, the price of CEL-SCI's common stock may decrease due to the additional shares in the market. If CEL-SCI decides to draw down on the equity line of credit as the price of its common stock decreases, CEL-SCI will be required to issue more shares of its common stock for any given dollar amount invested by Rubicon Group, subject to the minimum selling price specified by CEL-SCI. The more shares that are issued under the equity line of credit, the more CEL-SCI's then outstanding shares will be diluted and the more CEL-SCI's stock price may decrease. Any decline in the price of CEL-SCI's common stock may encourage short sales, which could place further downward pressure on the price of CEL-SCI's common stock. Short selling is a practice of selling shares which are not owned by a seller with the expectation that the market price of the shares will decline in value after the sale.

      CEL-SCI has filed registration statements with the Securities and Exchange Commission so that the 14,788,126 shares of common stock which are issuable upon the exercise of outstanding options and warrants, as well as the shares of common stock may be sold under the equity line of credit are available for public sale. The sale of these shares could place downward pressure on the price of CEL-SCI's common stock.

      See the "Comparative Share Data" section of this prospectus for more information concerning CEL-SCI's outstanding options and warrants and the equity line of credit.

                             COMPARATIVE SHARE DATA

      As of June 15, 2004, CEL-SCI had 72,023,596 outstanding shares of common stock.

      The following table reflects shares of common stock which may be issued as a result of the exercise of outstanding options and warrants or the conversion of other securities issued by CEL-SCI. By means of separate registration statements filed with the Securities and Exchange Commission, the shares of common stock referenced in Notes A and B are being offered for public sale. The shares of common stock issuable upon the exercise of options which are held by CEL-SCI's officers and directors, and which are referenced in Note C, are being offered for sale by means of this prospectus. See "Selling Shareholders".

                                                          Number of      Note
                                                           Shares      Reference

   Shares issuable upon exercise of warrants              3,685,388        A
   held by private investors

   Shares issuable pursuant to equity line of credit        Unknown        B

   Shares issuable upon exercise of equity line warrants    395,726        B

   Shares issuable upon exercise of options and          10,557,012        C
   warrants granted to CEL-SCI's officers, directors, employees, consultants, and third parties

   Shares issuable upon exercise of options                 150,000        D
   granted to investor relations consultants

A. In August 2001, three private investors exchanged their warrants for CEL-SCI's Series E warrants. As of June 15, 2004 the Series E warrants collectively allowed the holders to purchase up to 570,627 additional shares of CEL-SCI's common stock at a price of $1.19 per share at any time prior to August 16, 2004. In August 2003, in accordance with the terms of the Series E preferred stock, CEL-SCI issued warrants which permit the holders to purchase an additional 23,758 shares of CEL-SCI's common stock at a price of $0.77 per share at any time prior to August 17, 2006.

       In July and September 2002, CEL-SCI sold Series G convertible notes, plus Series G warrants, to a group of private investors for $1,300,000. As of June 30, 2003 all of the Series G notes had been converted into 8,390,746 shares of CEL-SCI's common stock. As of June 15, 2004 the Series G warrants allowed the holders to purchase up to 450,000 shares of CEL-SCI's common stock at a price of $0.145 per share at any time prior to July 12, 2009.

       In January and July 2003, CEL-SCI sold Series H convertible notes, plus Series H warrants, to a group of private investors for $1,350,000. As of June 15, 2004 all of the Series H notes had been converted into 3,233,229 shares of CEL-SCI's common stock. As of June 15, 2004 the Series H warrants allowed the holders to purchase up to 550,000 shares of CEL-SCI's common stock at a price of $0.25 per share at any time prior to January 7, 2010.

      In May 2003, CEL-SCI sold shares of its common stock plus Series I warrants to a strategic partner, at prices equal to or above the then current price of CEL-SCI's common stock. As of June 15, 2004 the Series I warrants allowed the holder to purchase 1,100,000 shares of CEL-SCI's common stock at a price of $0.47 per share at any time prior to May 30, 2008.

      On December 1, 2003, CEL-SCI sold 2,999,964 shares of its common stock to a group of private institutional investors for approximately $2,550,000, or $0.85 per share. As part of this transaction, the investors in the private offering, and the sales agent for five of the investors, received Series J warrants which, as of June 15, 2004, allowed the investors to purchase 991,003 shares of CEL-SCI's common stock at a price of $1.32 per share at any time prior to December 1, 2006.

      The warrant exercise price, and the number of shares issuable upon the exercise of the Series G and H warrants are subject to adjustment under those conditions explained in the section of the prospectus entitled "Description of Securities".

B. An unknown number of shares of common stock are issuable under the equity line of credit agreement between CEL-SCI and Rubicon Group, Ltd. As consideration for extending the equity line of credit, CEL-SCI granted Rubicon Group warrants to purchase 395,726 shares of common stock at a price of $0.83 per share at any time prior to September 16, 2008.

      Under the equity line of credit agreement, Rubicon Group has agreed to provide CEL-SCI with up to $10,000,000 of funding over a two year period ending on the date that the registration statement relating to the shares to be sold pursuant to the equity line of credit is declared effective by the Securities and Exchange Commission. During this period, CEL-SCI may request a drawdown under the equity line of credit by selling shares of its common stock to Rubicon Group and Rubicon Group will be obligated to purchase the shares. CEL-SCI may request a drawdown once every 22 trading days, although CEL-SCI is under no obligation to request any drawdowns under the equity line of credit.

      During the 22 trading days following a drawdown request, CEL-SCI will calculate the amount of shares it will sell to Rubicon Group and the purchase price per share. The purchase price per share of common stock will be based on the daily volume weighted average price of CEL-SCI's common stock during each of the 22 trading days immediately following the drawdown date, less a discount of 11%.

      The minimum amount CEL-SCI can draw down at any one time is $100,000. The maximum amount CEL-SCI can draw down at any one time is the lesser of $2,000,000 or the amount equal to:

o 4.5% of the weighted average price of CEL-SCI's common stock for the ninety calendar day period prior to the date of the drawdown request

o multiplied by the total trading volume of CEL-SCI's common stock for the ninety calendar day period prior to the date of the drawdown request.

      CEL-SCI may request a drawdown by faxing a drawdown notice to Rubicon Group, stating the amount of the drawdown and the lowest daily volume weighted average price, if any, at which CEL-SCI is willing to sell the shares. The lowest volume weighted average price will be set by CEL-SCI's Chief Executive Officer in his sole and absolute discretion.

      If CEL-SCI sets a minimum price which is too high and CEL-SCI's stock price does not consistently meet that level during the 22 trading days after its drawdown request, the amount CEL-SCI can draw and the number of shares CEL-SCI will sell to Rubicon Group will be reduced. On the other hand, if CEL-SCI sets a minimum price which is too low and its stock price falls significantly but stays above the minimum price, CEL-SCI will have to issue a greater number of shares to Rubicon Group based on the reduced market price.

      The following summarizes the drawdowns requested by CEL-SCI under the equity line of credit as of June 15, 2004.

      Date of        Shares            Average Sale       Net Proceeds
        Sale          Sold            Price Per Share      to CEL-SCI
      ------         -----            ---------------     -----------

      01/27/04      101,308               $1.09             $109,000
      02/11/04       92,722               $1.19             $109,000
      03/02/04       74,760               $1.07            $  79,000
      03/12/04       38,292               $1.04            $  39,000

      The net proceeds to CEL-SCI are net of a $1,000 fee paid to an escrow agent.

C. The options are exercisable at prices ranging from $0.16 to $11.00 per share with a weighted average exercise price of $0.76 per share. CEL-SCI may also grant options to purchase additional shares under its Incentive Stock Option and Non-Qualified Stock Option Plans.

D. CEL-SCI has granted options for the purchase of 150,000 shares of common stock to Investor Relations Group in consideration for services provided to CEL-SCI. The services provided to CEL-SCI involved the introduction of CEL-SCI to brokers and fund managers and distribution of CEL-SCI's press releases and other information regarding CEL-SCI. The options are exercisable at a price of $1.63 per share and expire June 2006.

                                 USE OF PROCEEDS

      All of the shares offered by this Prospectus are being offered by certain owners of CEL-SCI's common stock (the Selling Shareholders) and were issued by CEL-SCI in connection with CEL-SCI's employee stock bonus or stock option plans. None of the proceeds from this offering will be received by CEL-SCI. Expenses expected to be incurred by CEL-SCI in connection with this offering are estimated to be approximately $10,000. The Selling Shareholders have agreed to pay all commissions and other compensation to any securities broker/dealers through whom they sell any of the Shares.

                              SELLING SHAREHOLDERS

      CEL-SCI has issued (or may in the future issue) shares of its common stock to various persons pursuant to certain employee incentive plans adopted by CEL-SCI. The employee incentive plans provide for the grant, to selected employees of CEL-SCI and other persons, of either stock bonuses or options to purchase shares of CEL-SCI's common stock. Persons who received Shares pursuant to the Plans and who are offering such Shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

      CEL-SCI has adopted a number of Stock Option Plans as well as a Stock Bonus Plan. A summary description of these Plans follows. In some cases these Plans are collectively referred to as the "Plans".

      Incentive Stock Option Plans. CEL-SCI has Incentive Stock Option Plans which collectively authorize the issuance of up to 5,100,000 shares of CEL-SCI's

Common Stock to persons that exercise options granted pursuant to the Plan. Only Company employees may be granted options pursuant to the Incentive Stock Option Plan.

      Non-Qualified Stock Option Plans. CEL-SCI has Non-Qualified Stock Option Plans which collectively authorize the issuance of up to 8,760,000 shares of CEL-SCI's Common Stock to persons that exercise options granted pursuant to the Plans. CEL-SCI's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Committee but cannot be less than the market price of CEL-SCI's Common Stock on the date the option is granted.

      Stock Bonus Plans. CEL-SCI has Stock Bonus Plans which collectively allow for the issuance of up to 2,940,000 shares of Common Stock. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, CEL-SCI s employees, directors, officers, consultants and advisors are eligible to receive a grant of CEL-SCI's shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

      Summary. The following sets forth certain information, as of June 15, 2004, concerning the stock options and stock bonuses granted by CEL-SCI. Each option represents the right to purchase one share of CEL-SCI's Common Stock.

                             Total       Shares
                             Shares    Reserved for   Shares     Remaining
                            Reserved   Outstanding   Issued as  Options/Shares
Name of Plan              Under Plans    Options    Stock Bonus  Under Plans
------------              -----------  ------------ ----------- --------------

Incentive Stock Option
 Plans                     5,100,000    3,886,100          N/A     1,112,315
Non-Qualified Stock
 Option Plans              8,760,000    6,293,804          N/A     1,151,899
Stock Bonus Plans          2,940,000          N/A    1,237,444     1,705,856

      The following table summarizes the options granted to CEL-SCI's officers, directors, employees and consultants pursuant to the Plans as of June 15, 2004. Certain options were granted in accordance with CEL-SCI's Salary Reduction Plan. Pursuant to the Salary Reduction Plan, any employee of CEL-SCI was allowed to receive options (exercisable at market price at time of grant) in exchange for a reduction in such employee's salary.

      Name of Option Holder                  Shares Subject to Options (1)
      ---------------------                  -----------------------------

        Maximilian de Clara                          1,149,998
        Geert R. Kersten                             3,780,000

      Name of Option Holder                  Shares Subject to Options (1)
      ---------------------                  -----------------------------

        John Cipriano                                  100,000
        Patricia B. Prichep                          1,160,000
        Eyal Talor, Ph.D.                              748,332
        Daniel Zimmerman, Ph.D.                        784,000
        Alexander G. Esterhazy                         360,000
        C. Richard Kinsolving, Ph.D.                   360,000
        Peter R. Young, Ph.D.                          159,999
        Employees and consultants to Company         1,954,683


(1) The options issued to CEL-SCI's officers and directors are exercisable at prices ranging from $0.16 to $1.94 per share. The other options issued to the employees and consultants are exercisable at prices ranging from $0.22 to $11.00 per share.

      Shares issuable upon the exercise of options granted to CEL-SCI's officers and directors pursuant to the Plans, as well as shares issued pursuant to the Stock Bonus Plan, are being offered by means of this Prospectus. The following table provides certain information concerning the shareholdings of CEL-SCI's officers and directors and the shares offered by means of this Prospectus as of June 15, 2004.


                                    Number of Shares  Number of Shares
 Name of                              Being Offered    to be Owned on    Percent
  Selling              Number of    Option     Bonus   Completion of       of
Shareholder          Shares Owned  Shares (2)  Shares  the Offering       Class
-----------          ------------  ----------  ------ ----------------   -------

Maximilian de Clara     1,380,351   1,149,998       --     1,380,351        1.9%
Geert R. Kersten (1)    2,398,342   3,780,000       --     2,398,342        3.3%
John Cipriano                  --     100,000       --            --
Patricia B. Prichep       489,338   1,160,000       --       489,338          *
Eyal Talor, Ph.D.         396,637     748,332       --       396,637          *
Daniel Zimmerman, Ph.D.   416,033     784,000       --       416,033          *
Alexander G. Esterhazy         --     360,000       --            --         --
C. Richard Kinsolving,
  Ph.D.                    69,090     360,000       --        69,090          *
Peter R. Young, Ph.D.      14,601     159,999       --        14,601

* Less than 1%.

(1) Includes shares held in trusts for the benefit of Mr. Kersten's children.
(2) Represents shares issued or issuable upon exercise of stock options.

      Mr. de Clara and Mr. Kersten are both officers and directors of CEL-SCI. Mr. Esterhazy, Mr. Kinsolving and Mr. Young are directors of CEL-SCI. The other persons in the foregoing tables are officers of CEL-SCI.

      Each Selling Shareholder has represented that the Shares were purchased for investment and with no present intention of distributing or reselling such Shares. However, in recognition of the fact that holders of restricted securities may wish to be legally permitted to sell their Shares when they deem appropriate, CEL-SCI has filed with the Commission under the Securities Act of 1933 a Form S-8 registration statement of which this Prospectus forms a part with respect to the resale of the Shares from time to time in the over-the-counter market or in privately negotiated transactions.

      Certain of the Selling Shareholders, their associates and affiliates may from time to time be employees of, customers of, engage in transactions with, and/or perform services for CEL-SCI or its subsidiaries in the ordinary course of business.

                              PLAN OF DISTRIBUTION

      The Selling Shareholders may sell the Shares offered by this Prospectus from time to time in negotiated transactions in the over-the-counter market at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker/dealers may act as agent or to whom they may sell, as principal, or both (which compensation as to a particular broker/dealer may be in excess of customary compensation).

      The Selling Shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. CEL-SCI has agreed to indemnify the Selling Shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

      CEL-SCI has advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. CEL-SCI has also advised each Selling Shareholder that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling Shareholder, any "affiliated purchasers", and any broker/ dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". CEL-SCI has also advised the Selling Shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.

                            DESCRIPTION OF SECURITIES

Common Stock

      CEL-SCI is authorized to issue 100,000,000 shares of common stock, (the "common stock"). Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of CEL-SCI's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

      Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by CEL-SCI. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

      CEL-SCI is authorized to issue up to 200,000 shares of preferred stock. CEL-SCI's Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Colorado statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of CEL-SCI. As of June 15, 2004 no shares of preferred stock were outstanding.

Warrants Held by Private Investors

      In August 2001, three private investors exchanged their warrants for CEL-SCI's Series E warrants. As of June 15, 2004 the Series E warrants collectively allowed the holders to purchase up to 570,627 additional shares of CEL-SCI's common stock at a price of $1.19 per share at any time prior to August 16, 2004. In August 2003, in accordance with the terms of the Series E preferred stock, CEL-SCI issued warrants which permit the holders to purchase an additional 23,758 shares of CEL-SCI's common stock at a price of $0.77 per share at any time prior to August 17, 2006.

      In July and September 2002, CEL-SCI sold Series G convertible notes, plus Series G warrants, to a group of private investors for $1,300,000. All of the Series G convertible notes have since been converted into shares of CEL-SCI's common stock. As of June 15, 2004 the Series G warrants collectively allowed the holders to purchase up to 450,000 shares of CEL-SCI's common stock at a price of $0.145 per share at any time prior to July 12, 2009. Every three months after June 9, 2004, the exercise price of the Series G warrants will be adjusted to an amount equal to 84% of the average of the 3 lowest daily trading prices of CEL-SCI's common stock on the American Stock Exchange during the 20 trading days immediately prior to the three month adjustment date, provided that the adjusted price is lower than the warrant exercise price on that date.

       In January and July 2003, CEL-SCI sold Series H convertible notes, plus Series H warrants, to a group of private investors for $1,350,000. All of the Series H Convertible notes have since been converted into shares of CEL-SCI's common stock. As of June 15, 2004 the Series H warrants collectively allowed the holders to purchase up to 550,000 shares of CEL-SCI's common stock at a price of $0.25 per share at any time prior to January 7, 2010. Every three months after June 26, 2004 the exercise price of the Series H warrants will be adjusted to an amount equal to 84% of the average of the 3 lowest daily trading prices of CEL-SCI's common stock on the American Stock Exchange during the 15 trading days immediately prior to the three month adjustment date, provided that the adjusted price is lower than the warrant exercise price on that date.

      If CEL-SCI sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable exercise price of the Series G or H warrants, the warrant exercise price will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be. If the warrant exercise price is adjusted, the number of shares of common stock issuable upon the exercise of the warrant will be increased by the product of the number of shares of common stock issuable upon the exercise of the warrant immediately prior to the sale multiplied by the percentage by which the warrant exercise price is reduced.

      If CEL-SCI sells any additional shares of common stock, or any securities convertible into common stock at a price below the market price of CEL-SCI's common stock, the exercise price of the Series G or H warrants will be lowered by a percentage equal to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be, divided by the then prevailing market price of CEL-SCI's common stock. If the warrant exercise price is adjusted, the number of shares of common stock issuable upon the exercise of the warrant will be increased by the product of the number of shares of common stock issuable upon the exercise of the warrant immediately prior to the sale multiplied by the percentage determined by dividing the price at which the shares were sold by the market price of CEL-SCI's common stock on the date of sale.

      However, neither the exercise price of the Series G or H warrants nor the shares issuable upon the exercise of the Series G or H warrants will be adjusted as the result of shares issued in connection with a Permitted Financing. A Permitted Financing involves shares of common stock issued or sold:

o    in connection with a merger or acquisition or a strategic partnership;

o upon the exercise of options or the issuance of common stock to CEL-SCI's employees, officers, directors, consultants and vendors in accordance with CEL-SCI's equity incentive policies;

o pursuant to the conversion or exercise of securities which were outstanding prior to July 12, 2002 in the case of the Series G warrants and January 7, 2003 in the case of the Series H warrants;

o    to key officers of CEL-SCI in lieu of their respective salaries.

      In May 2003, CEL-SCI sold shares of its common stock plus Series I warrants to a private investor, at prices equal to or above the then current price of CEL-SCI's common stock. As of June 15, 2004 the Series I warrants allowed the holder to purchase 1,100,000 shares of CEL-SCI's common stock at a price of $0.47 per share at any time prior to May 30, 2008.

      In September 2003, CEL-SCI entered into an equity line of credit agreement with Rubicon Group Ltd. in order to establish a possible source of funding for the development of CEL-SCI's technologies. As consideration for extending the equity line of credit, CEL-SCI granted Rubicon Group warrants to purchase 395,726 shares of common stock at a price of $0.83 per share at any time prior to September 16, 2008.

      On December 1, 2003, CEL-SCI sold 2,999,964 shares of its common stock to a group of private institutional investors for approximately $2,550,000, or $0.85 per share. As part of this transaction, the investors and the sales agent for a number of the investors received Series J warrants which, as of June 15, 2004, allowed the investors to purchase 991,003 shares of CEL-SCI's common stock at a price of $1.32 per share at any time prior to December 1, 2006.

      All of the private investors referred to above were accredited investors.

Transfer Agent

     Computershare Trust Co., Inc., of Denver, Colorado, is the transfer agent for CEL-SCI's common stock.

                                     EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K/A for the year ended September 30, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     GENERAL

      CEL-SCI's Bylaws provide that CEL-SCI will indemnify its directors and officers against expense and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them as a result of their being or having been CEL-SCI directors or officers unless, in any such action, they have acted with gross negligence or willful misconduct. Officers and Directors are not entitled to be indemnified for claims or losses resulting from a breach of their duty of loyalty to CEL-SCI, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or a transaction from which the director derived an improper personal benefit. Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to CEL-SCI's directors and officers, CEL-SCI has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of l933, and is, therefore, unenforceable.

      No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by CEL-SCI or the selling shareholders. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the affairs of CEL-SCI since the date hereof or that any information contained herein is correct as to any time subsequent to its date.

      All dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is an addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                PLAN PROSPECTUSCEL-SCI Corporation8229 Boone Blvd.Suite 802
                             Vienna, Virginia 22314
                                 (703) 506-9460

                                  COMMON STOCK


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


      This Prospectus relates to shares of the Common Stock of the Company ("the Company") issuable pursuant to certain employee incentive plans adopted by the Company. The employee incentive plans provide for the grant, to selected employees of the Company and other persons, of either stock bonuses or options to purchase shares of the Company's Common Stock. The employee incentive plans benefit the Company by giving selected employees and other persons having a business relationship with the Company a greater personal interest in the success of the Company.

      Shares of Common Stock reserved under the Company's Incentive Stock Option Plans are offered to those employees of the Company who hold options (or may in the future hold options) to purchase such shares granted by the Company pursuant to the Incentive Stock Option Plans.

      Shares of Common Stock reserved under the Company's Non-Qualified Stock Option Plans are offered to those persons who hold options (or may in the future hold options) to purchase such shares granted by the Company pursuant to the Non-Qualified Stock Option Plans.

      Shares of Common Stock reserved under the Stock Bonus Plan are offered to those persons granted, or may in the future be granted, shares of Common Stock pursuant to the Stock Bonus Plan.


      This document constitutes part of a Prospectus covering securities that have been registered under the Securities Act of 1933.

                     The date of this Prospectus is , 2004.

      The Company's Stock Option Plans, Non-Qualified Stock Option Plans and Stock Bonus Plans are sometimes collectively referred to in this Prospectus as "the Plans". The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and the stock bonus or stock option agreements between the Company and the Plan participants.

      Offers or resales of shares of Common Stock acquired under the Plan by "affiliates" of the Company are subject to certain restrictions under the Securities Act of l933. See "RESALE OF SHARES BY AFFILIATES".

      No person has been authorized to give any information, or to make any representations, other than those contained in this Prospectus, in connection with the shares offered by this Prospectus, and if given or made, such information or representations must not be relied upon. This Prospectus does not constitute an offering in any state or jurisdiction to any person to whom it is unlawful to make such offer in such state or jurisdiction.

      The Company's Common Stock is traded on the American Stock Exchange under the symbol CVM.

      With respect to the Company's Plans, the shares to which this prospectus relates will be sold from time to time by the Company when and if options granted pursuant to the Plans are exercised. In the case of shares issued by the Company pursuant to the Stock Bonus Plans, the shares will be deemed to be sold when the shares have been granted by the Company.

                             TABLE OF CONTENTS                        Page
AVAILABLE INFORMATION............................................       4

DOCUMENTS INCORPORATED BY REFERENCE..............................       4

GENERAL INFORMATION..............................................       5

INCENTIVE STOCK OPTION PLANS.....................................       6

NON-QUALIFIED STOCK OPTION PLANS.................................       8

STOCK BONUS PLANS................................................       9

OTHER INFORMATION REGARDING THE PLANS............................      10

ADMINISTRATION OF THE PLANS......................................      11

RESALE OF SHARES BY AFFILIATES...................................      11

AMENDMENT, SUSPENSION OR TERMINATION OF THE PLANS.............         12

DESCRIPTION OF COMMON STOCK....................................        12

EXHIBITS:

    Each Plan referred to in this Prospectus.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of l934 and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission. Such reports, proxy statements, and other information concerning the Company can be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Certain information concerning the Company is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov.

      All documents incorporated by reference, as well as other information concerning the Plans, other than exhibits to such reports and documents, are available, free of charge to holders of shares or options granted pursuant to the Plans, upon written or oral request directed to: the (Attention: Employee Plan Administrator), 8229 Boone Blvd., Suite 802, Vienna, Virginia 22182, (703) 506-9460.

      This Prospectus does not contain all information set forth in the Registration Statement, of which this Prospectus is a part, which the Company has filed with the Commission under the Securities Act of l933 and to which reference is hereby made. Each statement contained in this Prospectus is qualified in its entirety by such reference.

                       DOCUMENTS INCORPORATED BY REFERENCE

      The following documents filed by the Company with the Securities and Exchange Commission are incorporated by reference in this Registration
Statement: Annual Report on Form 10-K for the year ended September 30, 2003, Annual Report on Form l0-K/A for the year ended September 30, 2003, report on Form 10-Q for the quarter ended December 31, 2003, report on Form 10-Q for the quarter ended March 31, 2004 and Proxy Statement relating to the Company's May 6, 2004 Annual Meeting of Shareholders. All reports and documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement of which this Prospectus is a part which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part thereof from the date of filing of such reports or documents.

      The Company does not intend to update this Prospectus in the future unless and until there is a material change in the information contained herein.

                               GENERAL INFORMATION

      The Company has Incentive Stock Option Plans, Non-Qualified Stock Option Plans and Stock Bonus Plans. In some cases the plans described above are collectively referred to as the "Plans". The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and the stock bonus or stock option agreements between the Company and the Plan participants.

      A summary of the Company's Plans follows.

      Incentive Stock Option Plans. The Company has Incentive Stock Option Plans which collectively authorize the issuance of up to 5,100,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plans. Only Company employees may be granted options pursuant to the Incentive Stock Option Plan.

      Non-Qualified Stock Option Plans. The Company has Non-Qualified Stock Option Plans which collectively authorize the issuance of up to 8,760,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plans. The Company's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Committee but cannot be less than the market price of the Company's Common Stock on the date the option is granted.

      Stock Bonus Plans. The Company has Stock Bonus Plans which collectively allow for the issuance of up to 2,940,000 shares of Common Stock. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, the Company's employees, directors, officers, consultants and advisors are eligible to receive a grant of the Company's shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

      Summary. The following sets forth certain information, as of June 15, 2004, concerning the stock options and stock bonuses granted by the Company. Each option represents the right to purchase one share of the Company's Common Stock.

                             Total       Shares
                             Shares    Reserved for   Shares     Remaining
                            Reserved   Outstanding   Issued as  Options/Shares
Name of Plan              Under Plans    Options    Stock Bonus  Under Plans
------------              -----------  ------------ ----------- --------------

Incentive Stock Option
 Plans                    5,100,000    3,886,100          N/A     1,112,315
Non-Qualified Stock
 Option Plans             8,760,000    6,293,804          N/A     1,151,899
Stock Bonus Plans         2,940,000          N/A    1,237,444     1,702,856

TOTAL:

      The following table summarizes the options granted to the Company's officers, directors, employees and consultants pursuant to the Plans as of June 15, 2004:

      Name of Option Holder                  Shares Subject to Options (1)
      ---------------------                  -----------------------------

      Maximilian de Clara                           1,149,998
      Geert R. Kersten                              3,780,000
      John Cipriano                                   100,000
      Patricia B. Prichep                           1,160,000
      Eyal Talor, Ph.D                                748,332
      Daniel Zimmerman                                784,000
      Alexander G. Esterhazy                          360,000
      C. Richard Kinsolving                           360,000
      Peter R. Young                                  159,999
      Employees and consultants to Company          1,954,683


(1) The options issued to the Company's officers and directors are exercisable at prices ranging from $0.16 to $1.94 per share. The other options issued to the employees and consultants are exercisable at prices ranging from $0.22 to $11.00 per share. Certain options were granted in accordance with the Company's Salary Reduction Plan. Pursuant to the Salary Reduction Plan, any employee of the Company was allowed to receive options (exercisable at market price at time of grant) in exchange for a reduction in such employee's salary.

                          INCENTIVE STOCK OPTION PLANS

Securities to be Offered and Persons Who May Participate in the Plans

      All employees of the Company are eligible to be granted options pursuant to the Plans as may be determined by the Company's Board of Directors which administers the Plans.

      Options granted pursuant to the Plans terminate at such time as may be specified when the option is granted.

      The total fair market value of the shares of Common Stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $l00,000.

      In the discretion of the Board of Directors, options granted pursuant to the Plans may include installment exercise terms for any option such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any option) is first exercisable. However, no option, or any portion thereof may be exercisable until one year following the date of grant. In no event shall an option granted to an employee then owning more than l0% of the Common Stock of the Company be exercisable by its terms after the expiration of five years from the date of grant, nor shall any other option granted pursuant to the Plans be exercisable by its terms after the expiration of ten years from the date of grant.Purchase of Securities Pursuant to the Plans

      The purchase price per share of common stock purchasable under an option is determined by the Board of Directors but cannot be less than the fair market value of the Common Stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning more than 10% of the Company's outstanding shares). An option may be exercised, in whole or in part, at any time, or in part, from time to time, during the option period, by giving written notice of exercise to the Board of Directors at the Company's offices specifying the number of shares to be purchased, such notice to be accompanied by payment in full of the purchase price either by a payment of cash, bank draft or money order payable to the Company. At the discretion of the Board of Directors payment of the purchase price for shares of Common Stock underlying options may be paid through the delivery of shares of the Company's Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be permitted at the discretion of the Board of Directors. No shares shall be issued until full payment has been made. An optionee shall have the rights of a stockholder only with respect to shares of stock for which certificates have been issued. Under no circumstances may an option be exercised after the expiration of the option.

Tax Aspects of Incentive Stock Options Granted Under the Plans

      Options granted under the Plans will be incentive stock options within the meaning of Section 422 of the Internal Revenue Code (the "Code") and will be subject to the provisions of the Code. Generally, if Common Stock of the Company is issued to an employee pursuant to an option granted as described below, and if no disqualifying disposition of such shares is made by such employee within one year after the transfer of such shares to him or within two years after the date of grant: (a) no income will be realized by the employee at the time of the grant of the option; (b) no income will be realized by the employee at the date of exercise; (c) when the employee sells such shares, any amount realized in excess of the option price will be taxed as a long-term capital gain and any loss sustained will be a long-term capital loss; and (d) no deduction will be allowed to the Company for federal income tax purposes. Generally, if any disqualifying disposition of such shares is made by an employee within one year after the transfer of such shares to him, or within two years after the date of grant, the difference between the amount paid for the shares upon exercise of the option and the fair market value of the shares on the date the option was exercised will be taxed as ordinary income in the year the disqualifying disposition occurs and the Company will be allowed a deduction for such amount. However, if such disqualifying disposition is a sale or exchange for which a loss would have been recognized (if sustained), the amount taxed to the employee as ordinary income (and deductible by the Company) will be limited to the excess of the amount realized upon such sale or exchange over the amount paid for the shares where such excess is less than the amount referred to in the preceding sentence. This limitation does not apply to a disposition of the type as to which losses (if sustained) are not recognized as deductible losses for income tax purposes, e.g., a gift, a sale to certain related persons or a so-called "wash" sale (a sale within 30 days before or after the acquisition of the Company's shares or the receipt of an option or the entering into a contract to buy the Company's shares). If the shares are sold in a disqualifying disposition during such one-year period and the amount realized is in excess of the fair market value of the shares at the time of exercise, such excess will be taxed as a long-term or short-term capital gain depending upon the holding period.

      An employee who exercises an incentive stock option may be subject to the alternative minimum tax since the difference between the option price and the fair market value of the stock on the date of exercise is an item of tax preference. However, no item of preference will result if a disqualifying disposition is made of the optioned stock.

                        NON-QUALIFIED STOCK OPTION PLANS

Securities to be Offered and Persons Who May Participate in the Plans

      The Company's employees, directors and officers, and consultants or advisors to the Company are eligible to be granted options pursuant to the Plans as may be determined by the Company's Board of Directors which administers the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

      Options granted pursuant to the Plans terminate at such time as may be specified when the option is granted.

      In the discretion of the Board of Directors options granted pursuant to the Plans may include installment exercise terms for any option such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any option) is first exercisable. In no event shall an option be exercisable by its terms after the expiration of ten years from the date of grant.

Purchase of Securities Pursuant to the Plans

      The purchase price per share of common stock purchasable under an option is determined by the Board of Directors but cannot be less than the market price of the Company's Common Stock on the date the option is granted. An option may be exercised, in whole or in part, at any time, or in part, from time to time, during the option period, by giving written notice of exercise to the Board of

Directors at the Company's offices specifying the number of shares to be purchased, such notice to be accompanied by payment in full of the purchase price either by a payment of cash, bank draft or money order payable to the Company. At the discretion of the Board of Directors payment of the purchase price for shares of Common Stock underlying options may be paid through the delivery of shares of the Company's Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be used at the discretion of the Board of Directors. No shares shall be issued until full payment has been made. An optionee shall have the rights of a stockholder only with respect to shares of stock for which certificates have been issued. Under no circumstances may an option be exercised after the expiration of the option.

Tax Aspects of Options Granted Under the Plans

      The difference between the option price and the market value of the shares on the date the option is exercised is taxable as ordinary income to an Optionee at the time of exercise and to the extent such difference does not constitute unreasonable compensation is deductible by the Company at that time. Gain or loss on any subsequent sale of shares received through the exercise of an option will be treated as capital gain or loss.

      Since the amount of income realized by an Optionee on the exercise of an option under the Plans represents compensation for services provided to the Company, the Company may be required to withhold income taxes from the Optionee's income even though the compensation is not paid in cash. To withhold the appropriate tax on the transfer of the shares, the Company will (i) reduce the number of shares issued or distributed to reflect the necessary withholding,
(ii) withhold the appropriate tax from other compensation due to the Optionee, or (iii) condition the transfer of any shares to the Optionee on the payment to the Company of an amount equal to the taxes required to be withheld.

                                STOCK BONUS PLANS

Securities to be Offered and Persons Who May Participate in the Plans

      Under the Stock Bonus Plans, the Company's employees, directors and officers, and consultants or advisors to the Company will be eligible to receive a grant of the Company's shares, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The aggregate number of shares which may be granted may not exceed the amount available in the Bonus Share Reserve. The grant of the Company's shares rests entirely with the Company's Board of Directors which administer the Plan. It is also left to the Board of Directors to decide the type of vesting and transfer restrictions which will be placed on the shares.

      Shares of Common Stock which may be granted under the Stock Bonus Plans (the "Bonus Share Reserve") may consist, in whole or in part, of authorized but unissued shares or treasury shares.

Tax Aspects of Shares Granted Pursuant to the Plan

      Any shares of stock transferred to any person pursuant to the Stock Bonus Plan will be subject to the provisions of Section 83 of the Internal Revenue Code. Consequently, if (and so long as) the shares received remain substantially nonvested, the recipient of the shares will not have to include the value of these shares in gross income. The shares will remain substantially nonvested so long as they are subject to a substantial risk of forfeiture and are nontransferable. A substantial risk of forfeiture exists if a person's rights in the shares are conditioned upon the future performance of substantial services. Nontransferability will exist if a person is restricted from selling, assigning or pledging these shares, and, if transfer is permitted, a transferee is required to take the shares subject to the substantial risk of forfeiture. However, in the year such shares become either transferable or not subject to a substantial risk of forfeiture, the recipient of the shares will be required to include in gross income for that taxable year the excess of the share's fair market value at the time they became vested over the amount (if any) paid for such shares. This amount will be taxable as ordinary compensation income.

      There is available an election through which a person can choose to recognize as ordinary income in the year of transfer the excess of the share's fair market value at the time of transfer over the amount (if any) the person paid for such shares. By making this election any future appreciation (depreciation) in value will be treated as appreciation (depreciation) attributable to a capital asset rather than as compensation income. An election to be valid must be made within thirty (30) days of the date on which the shares are issued by the Company.

      The Company does not recognize income when granting or transferring shares to the recipient of the shares pursuant to the Plan. Furthermore, Section 83 permits the Company to take an ordinary business deduction equal to the amount includible by the recipient of the shares in the year the recipient recognizes the value of the shares as income.

                      OTHER INFORMATION REGARDING THE PLANS

      All shares to be issued pursuant to the Plans will, prior to the time of issuance, constitute authorized but unissued shares or treasury shares.

      The terms and conditions upon which a person will be permitted to assign or hypothecate options or shares received pursuant to any of the Plans will be determined by the Company's Board of Directors which administers the Plans. In general, however, options are non-transferable except upon death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Committee when the shares were issued.

      Any shares issued pursuant to the Stock Bonus Plan and any options granted pursuant to the stock option Plans will be forfeited if the "vesting" schedule established by the Committee administering the Plan at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of the Company or the period of time a non-employee must provide services to the Company. At the time an employee ceases working for the Company (or at the time a non-employee ceases to perform services for the Company), any shares or options not fully vested will be forfeited and cancelled.

      Employment by the Company does not include a right to receive bonus shares or options pursuant to the Plans. Only the Board of Directors has the authority to determine which persons shall be issued bonus shares or granted options and, subject to the limitations described elsewhere in this Prospectus and in the Plans, the number of shares of Common Stock issuable as bonus shares or upon the exercise of any options.

      The Plans are not qualified under Section 401(a) of the Internal Revenue Code, nor are they subject to any provisions of the Employee Retirement Income Security Act of 1974.

      The description of the federal income tax consequences as set forth in this Prospectus is intended merely as an aid for such persons eligible to participate in the Plans, and the Company assumes no responsibility in connection with the income tax liability of any person receiving shares or options pursuant to the Plans. Persons receiving shares or options pursuant to the Plans are urged to obtain competent professional advice regarding the applicability of federal, state and local tax laws.

      As of the date of this Prospectus, and except with respect to shares or options which have not yet vested, no terms of any Plan or any contract in connection therewith creates in any person a lien on any of the securities issuable by the Company pursuant to the Plans.

                           ADMINISTRATION OF THE PLANS

      The Plans are administered by the Company's Board of Directors. All directors serve for a one-year term or until their successors are elected. Any director may be removed at any time by a majority vote of the Company's shareholders present at any meeting called for the purpose of removing a director. Any vacancies which may occur on the Board of Directors will be filled by the remaining Directors. The Board of Directors is vested with the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Board of Directors is empowered, to select eligible employees of the Company to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

      The Company's directors are elected each year at the annual shareholder's meeting.

                         RESALE OF SHARES BY AFFILIATES

      Shares of Common Stock acquired pursuant to the Plans may be resold freely, except that any person deemed to be an "affiliate" of the Company, within the meaning of the Securities Act of l933 (the "Act") and the rules and regulations promulgated thereunder, may not sell shares acquired by virtue of the Plans unless such shares are sold by means of a special Prospectus, are otherwise registered by the Company under the Securities Act for resale by such person or an exemption from registration under the Act is available. In any event, the sale of shares by affiliates will be limited in amount to the number of shares which can be sold by Rule 144(e). An employee who is not an officer or director of the Company generally would not be deemed an "affiliate" of the Company.

      In addition, the of shares or options by officers and directors will generally be considered a "sale" for purposes of Section l6(b) of the Securities Exchange Act of l934.

                  AMENDMENT, SUSPENSION OR TERMINATION OF PLANS

      The Board of Directors of the Company may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner they deem appropriate, provided that such amendment, termination or suspension shall not adversely affect rights or obligations with respect to shares or options previously granted. The Board of Directors may not, without shareholder approval: make any amendment which would materially modify the eligibility requirements for the Plans; increase or decrease the total number of shares of Common Stock which may be issued pursuant to Incentive Stock Option Plans except in the case of a reclassification of the Company's capital stock or a consolidation or merger of the Company; extend the period for granting options; or materially increase in any other way the benefits accruing to employees who are eligible to participate in the Plans.

                           DESCRIPTION OF COMMON STOCK

      The Common Stock issued as a stock bonus and the Common Stock issuable upon the exercise of any options granted pursuant to the Plans entitles holders to receive such dividends, if any, as the Board of Directors declares from time to time; to cast one vote per share on all matters to be voted upon by stockholders; and to share ratably in all assets remaining after the payment of liabilities in the event of liquidation, dissolution or winding up of the Company. The shares carry no preemptive rights. All shares offered under the Plans will, upon issuance by the Company (and against receipt of the purchase price in the case of options), be fully paid and non-assessable.